Exhibit 10.9

Summary of Proposed Terms and Conditions for
NORTHVIEW ACQUISITION CORP.
January 12, 2024

Arena Investors, LP and its subsidiaries and affiliates (collectively "Arena") are pleased to present the following proposal. The Summary of Proposed Terms and Conditions (“Term Sheet”) is for discussion purposes only and is not intended to be, and does not constitute, an offer, commitment or agreement of any kind on the part of Arena to provide the financing described herein (the “Financing”) and should not be relied upon as such.  Any offer, commitment, obligation or agreement of Arena will only arise upon Arena receiving its internal committee approval, which has not yet been received, and the entering into of definitive documents signed by an authorized signatory of Arena and not from statements (oral or written) made during the course of discussions among the parties (whether or not prior to or after the date hereof).  This Term Sheet is intended as an outline of certain of the material terms of the proposed Financing based on discussions with you to date but does not include all of the terms, conditions, covenants, representations, warranties, default clauses, and other provisions that would be contained in any definitive documents for such Financing. Arena reserves the right to terminate discussions or negotiations at any time without cause.  No rights or other legal grounds shall arise from such termination, except that the sections with respect to Exclusivity, Expenses, Governing Law, Confidentiality and Indemnification shall be binding.  In the event of any conflict between this paragraph and any other provision of this Term Sheet, this paragraph shall control.

Issuer:	Northview Acquisition Corp. (“NVAC” or the “Company”).
Lender:	Arena Investors, LP or its affiliates (collectively, the “Lender”).
Currency:	US Dollars (“USD” or “$”).
Closing Date:	Concurrent with the closing of the Business Combination with Profusa, Inc. (“Profusa”)
Investment Terms
Convertible Note (the “Note”):	Total commitment amount of $10,000,000 ($9,000,000 funding net of OID) The Notes may be converted in whole or part at any time upon delivery of a Conversion Notice by the Lender to the Company.
Initial Drawdown / Timing
$3,333,333 ($3,000,000 funding net of OID) concurrent with closing of the Business Combination with Northview Acquisition Corp.

$2,000,000 will be held in a restricted account and released to the Company 20 business days after the business combination if the previous close stock price is greater than $2.00 and median daily turnover over the last 10 trading days is greater than $200,000.[1]

Second Drawdown / Timing
$3,333,333 ($3,000,000 funding net of OID) 30 calendar days after the effectiveness of Form S-1 registration statement filed in connection with the Initial Drawdown. Second Drawdown will only be available if the Company previous 30-day VWAP is greater than $3.00 and the median daily turnover over the last 30 trading days is greater than $300,000.

Third Drawdown / Timing
$3,333,333 ($3,000,000 funding net of OID) 90 calendar days after the effectiveness of Form S-1 registration statement filed in connection with the Second Drawdown. Third Drawdown will only be available if the Company previous 30-day VWAP is greater than $3.00 and the median daily turnover over the last 30 trading days is greater than $300,000.

1 Note to Draft: Kindly note that the SPA allows timing/price/volume restrictions regarding release of $2,000,000 to be changed upon mutual agreement.

Conversion Price:
Convertible, at the option of the Lender, at 92.5% of the average of the 3 lowest daily VWAP prices over the previous 10 trading days. Conversion Price subject to initial Floor Price of $2.00. At any time the Company receives a Conversion Notice at a time the Conversion Price then in effect is less than the Floor Price then in effect (unless such Floor Price is lowered with the written consent of the Company and the Lender, the Company shall issue a number of shares equal to the Conversion Amount divided by such Floor Price and pay the economic difference between the Applicable Conversion Price (without regard to the Floor Price) and such Floor Price in cash.

Purchase Price / OID:	The Notes shall be issued at 90% of face value.
Maturity:	All outstanding Principal and accrued and unpaid interest will be paid fully in cash at the 18-month anniversary of the date of Initial Drawdown.
Prepayment
Lender reserves the right to require 20% of gross proceeds raised in other equity or debt capital raises by the Company towards prepayment of the Note principal, accrued and unpaid interest.  Notwithstanding anything in this Term Sheet to the contrary, including in the sections with respect to Prepayment, Exclusivity and Right of Participation, the Company shall be permitted to enter into forward purchase agreements and/or non-redemption agreements with third parties in connection with the closing of the Business Combination with Profusa and Arena shall not have any prepayment or participation rights therein or related thereto.

Early Redemption Premium	Company may elect to redeem the Notes at any time by providing a 30-day call notice in writing to Lender at a redemption price, payable in cash, equal to 125% of the face value of the Notes.
Security / Collateral:	The Notes shall be secured by:
	a.	A first priority lien on all tangible and intangible assets now owned or hereafter acquired by the Company, [it being acknowledged that such lien on the intellectual property assets of the Company shall be subject to the license granted to Profusa’s joint venture with Tasly];[2] and

	b.	A guarantee by each of the Company’s direct and indirect subsidiaries.
Representations and Warranties:	Representations and warranties shall be typical for a facility of this type and size with such materiality thresholds, baskets and exceptions as the parties mutually agree.
Interest; Default Rate:
The Notes will be issued with original issue discount and no interest shall accrue unless and until an Event of Default has occurred.  Thereafter, interest shall accrue at 2% per month imposed at the Lender’s option, retroactive to the Event of Default.

Warrants:
The Lender will receive detachable Warrants for 25% warrant coverage, which are exercisable in cash at any time in whole or in part into one share of common stock. Exact Warrant quantity amount as it pertains to 25% warrant coverage to be determined as of the date definitive documentation is executed.

The exercise price shall be set equal to 92.5% of the average of the 3 lowest daily VWAP prices over the 10 trading days prior to the date of issuance of the Warrant.  The Warrants shall be exercisable for 60 months from the date of issuance.

Warrants will be cashless exercise if the Form S-1 registration statements are not declared effective within 6 months of Initial Drawdown.

2 Note to Draft: Subject to review of the License Agreement.

Registration Rights
The Company shall register 100% of the Warrants and shares issuable upon conversion of the notes as part of the Initial Drawdown and Second Drawdown as if strike and conversion price were $2.00 Floor Price within 20 days of the Initial Drawdown.

Conditions Precedent:	The proposed Financing is contingent upon completion of items, including, but not limited to the following, all of which shall be satisfactory to the Lender:
a.
The corporate and capital structure of the Company and its subsidiaries, all agreements relating thereto and all organizational documents of such entities shall be satisfactory to the Lender and its counsel;

b.
No material adverse change shall have occurred with respect to the Company and its subsidiaries, taken as a whole, or their prospects and the Lender shall remain satisfied with the continued financial performance and prospects of the Company;

	c.	The Company has sufficient authorized capital and has arranged a shareholder meeting to approve the Financing (if necessary);
d.
The Lender (a) shall have received and be satisfied with all documents in connection with the Financing, including the terms and conditions of the Financing, as well as other agreements for each component of the transaction and all other documents for the transaction, and (b) shall have received confirmation satisfactory to it that all governmental and other approvals for the transaction have been obtained (including shareholder approval), all waiting periods, if applicable, have expired, all conditions to the transaction have been satisfied (other than those that can only be satisfied at the Closing Date) and the transaction has been consummated in accordance with applicable law without waiver or amendment of any material conditions or terms not approved by the Lender;

e.	Provide the Lender with information regarding any lawsuits threatened/filed/settled, government or regulatory investigations, or inquiries or subpoenas or alike, by or against the Company or its affiliates since inception;

	f.	Lender shall complete and be satisfied with its review of all due diligence on an ongoing basis;
	g.	Lender’s investment committee approval of the final terms of the Financing;
	h.	Lender receives sufficient information to satisfy any required know-your-customer (“KYC”) requirements;
i.
As of the Closing Date, the Company shall have a minimum of $3,000,000 from (i) funds in the Company’s trust account, (ii) the issuance of common or preferred equity to third parties, or (iii) a combination of (i) and (ii).

	j.	The Company shall enter into an Equity Line of Credit (“ELOC”) with Arena Business Results on mutually agreeable terms.
Events of Default	Events of Default shall be typical for a facility of this type and size.
Exclusivity:
As consideration for the investment of time and effort the Lender will incur in order to proceed, until the earliest of (i) the consummation of the Financing, (ii) Lender’s decision and written communication of its desire to cease pursuing the Financing, or (iii) the date that is 60 days after acceptance of this term sheet (the “Exclusivity Period”), the Company agrees to refrain from soliciting, accepting or encouraging any other financing proposal with respect to the Financing, other than as set forth herein. In the event the Company violates the foregoing requirement and enters into an alternative Financing during the Exclusivity Period, then the Lender will be entitled to receive a cash payment of $100,000.

Assignment:
The Notes shall be assignable to (i) the Lender’s affiliates or (ii) any other person during an Event of Default, with notice but without the consent of any party.  The Company’s consent, not to be unreasonably withheld, conditioned or delayed, shall be required for assignments to non-affiliates when an Event of Default is not then continuing.

Right of Participation
For a period of 12 months after the date of the Note, the Investor shall have the right but not obligation to participate up to 25% with respect to (i) future equity or equity-linked securities, or (ii) debt or debt which is convertible into equity or in which there is an equity component (“Additional Securities”) on the same terms and conditions as offered by the Company to the other purchasers of Additional Securities.

Confidentiality:
This Term Sheet and the contents hereof are confidential and, except for the disclosure hereof or thereof on a confidential basis to the accountants, attorneys and other professional advisors retained by the recipient hereof, the Company or any other permitted recipient in connection with the Financing or as otherwise required by law, may not be disclosed in whole or in part to any person or entity without the prior written consent of the Lender; provided, however, it is understood and agreed that the recipient may disclose this Term Sheet on a confidential basis to the Company and any other person who it is necessary to disclose this Term Sheet on a confidential basis in connection with satisfying a condition to closing the Financing. Notwithstanding the foregoing, the Company shall refrain from contacting the Lender’s third party due diligence sources and service providers regarding any work to be completed or completed for the Financing contemplated herein.  The Company acknowledges that Lender has invested or has loaned capital (and intends to continue such activities) to businesses that do or may compete with the Company.  The fact of those companies competing with the Company now or in the future, in and of itself, cannot be construed as proof of Lender’s violation of this Term Sheet.

Expenses:
Whether or not the Financing closes, the Company will pay the Lender’s costs and expenses, including Arena’s underwriting fees, fees and disbursements of outside counsel and consultants associated with the Financing, which shall include but not be limited to the Lender’s own due diligence, obtaining and evaluating such appraisals, financial reports and other documents as may be requested in connection with the due diligence investigations of the aforementioned Financing (“Expenses”).

Upon execution of this Term Sheet, the Company will pay an Expense deposit of $25,000, which shall be applied against Expenses. Should Expenses exceed the deposits, the Company shall promptly, upon request, provide an additional Expense deposit to cover additional costs.  This shall no way obviate the Company’s obligation as outlined in the preceding paragraph to pay all of the Lender Expenses should the Financing not close.  Notwithstanding anything to the contrary herein, the amount of Expenses that the Company may be required to pay shall not exceed $70,000 in the aggregate.

Indemnification:
The Company indemnifies and holds harmless the Lender and each partner, director, officer, employee, professional advisor, attorney, and affiliate thereof (each, an “Indemnified Person”) from and against any and all losses, claims, damages, expenses and liabilities incurred by an Indemnified Person that arise out of or relate to any investigation or other proceeding or third party litigation (including any threatened investigation or third party litigation or other proceedings and whether or not such Indemnified Person is a party hereto) relating to this Term Sheet or the  Financing  contemplated hereby or to the actual or proposed use of the Financing or that are otherwise attributable to the acts or omissions of the Company, or any of its officers, employees, agents or advisors in connection with the Financing contemplated hereby, including without limitation the fees and disbursements of counsel but excluding any of the foregoing claimed by any Indemnified Person to the extent incurred by reason of the gross negligence or willful misconduct of such Indemnified Person. The Company’s obligations under this paragraph shall survive any termination of this Term Sheet except that upon the execution of the definitive financing agreements, the indemnification terms of such agreements shall supersede these provisions.

Governing Law/Venue:	New York law shall govern the transaction documents. Venue for any action brought in connection with the Financing shall be a federal court sitting in New York, New York.

By: Arena Investors LP	By:

Name: Lawrence Cutler	Name:
Title: Chief Operating Officer	Title: